Exhibit 32.1

Certification Pursuant to Section 1350 of Chapter 63
of Title 18 of the United States Code

I,  Javier O. Lamoso, the President of ClearComm, L.P., certify that (i) the September 30, 2005 10-Q Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the September 30, 2005 10-Q Report fairly presents, in all material respects, the financial condition and results of operations of ClearComm, L.P.

/s/ Javier O. Lamoso
Javier O. Lamoso
President
November 14, 2005